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  FORM 3                                                      OMB APPROVAL
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-----------                                          OMB Number        3235-0104
                                                     Expires:   February 1, 1994
                                                     Estimated average burden
                                                     hours per response......0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person         | 2.   Date of Event Requiring
                                                  |      Statement
     Robert          J.            Simon II       |      (Month/Day/Year)
--------------------------------------------------|
    (Last)          (First)        (Middle)       |       04/29/98
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
     50 Briar Hollow Lane, 7th Floor West         |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Houston,       Texas          77027          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
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4.   Issuer Name and Ticker or Trading Symbol        Seitel, Inc.    SEI
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5. Relationship of Reporting Person   |  6. If Amendment, |    7.  Individual or
   to Issuer (Check all applicable)   |     Date of       |        Joint/Group
       Director             10% Owner |     Original      |        Filing
  -----                -----          |     (Month/Day/   |
   X   Officer              Other     |     Year)         |     X  Form filed by
  -----                -----          |                   |    --- One Reporting
(give title below)   (specify below)  |                   |        Person
                                      |                   |
  Executive Vice President -          |                   |        Form filed by
   Seitel Data, Ltd.                  |                   |    --- more than One
                                      |                   |        Reporting
                                      |                   |        Person
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             Table I - Non-Derivative Securities Beneficially Owned

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1.   Title of Security                               | 2.   Amount of Securities
     (Inst. 4)                                       |      Beneficially Owned
                                                     |      (Instr. 4)
-----------------------------------------------------|--------------------------
  Common Stock, par value $.01                       |    31,915
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
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3.   Ownership Form: Direct (D)                      | 4.   Nature of Indirect
     or Indirect (I)                                 |      Beneficial Ownership
     (Instr. 5)                                      |      (Instr. 5)
-----------------------------------------------------|--------------------------
   D                                                 |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
-----------------------------------------------------|--------------------------
                                                     |
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
FORM 3 (continued)

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               Table II - Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1.   Title of Derivative Security                    | 2.   Date Exercisable
     (Instr. 4)                                      |      and Expiration Date
                                                     |      (Month/Day/Year)
                                                     |--------------------------
                                                     |    Date     |  Expiration
                                                     | Exercisable |     Date
-----------------------------------------------------|-------------|------------
  Options - Right to Buy                             |    (1)      | 08/19/03
-----------------------------------------------------|-------------|------------
  Options - Right to Buy                             |    (1)      | 04/22/06
-----------------------------------------------------|-------------|------------
  Options - Right to Buy                             |    (1)      | 09/25/06
-----------------------------------------------------|-------------|------------
  Options - Right to Buy                             |    (2)      | 11/20/07
-----------------------------------------------------|-------------|------------
  Warrants - Right to Buy                            | 07/10/94    | 04/11/99
-----------------------------------------------------|-------------|------------
                                                     |             |
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3.   Title and Amount of              |4. Conver-   |5. Ownership  |6. Nature of
     Securities Underlying            |   sion or   |   Form of    |   Indirect
     Derivative Security              |   Exercise  |   Derivative |  Beneficial
     (Instr. 4)                       |   Price of  |   Security:  |   Ownership
--------------------------------------|   Deri-     |   Direct     |  (Instr. 5)
                              |Amount |   vative    |   (D) or     |
            Title             |  or   |   Security  |   Indirect   |
                              |Number |             |   (I)        |
                              |  of   |             |   (Instr. 5) |
                              |Shares |             |              |
------------------------------|-------|-------------|--------------|------------
  Common Stock                |20,000 |  3.9375     |      D       |
------------------------------|-------|-------------|--------------|------------
  Common Stock                |20,000 | 12.6875     |      D       |
------------------------------|-------|-------------|--------------|------------
  Common Stock                |20,000 | 16.75       |      D       |
------------------------------|-------|-------------|--------------|------------
  Common Stock                |50,000 | 20.50       |      D       |
------------------------------|-------|-------------|--------------|------------
  Common Stock                |68,458 | 12.00       |      D       |
------------------------------|-------|-------------|--------------|------------
                              |       |             |              |
--------------------------------------------------------------------------------


Explanation of Responses:

1.   Options  have  10  year  terms,  0%  exercisable  on  date  of  grant,  33%
     exercisable  on  first  anniversary,   66%  on  second  anniversary,   100%
     exercisable on third anniversary.

2. Options have 10 year terms, 10% exercisable on date of grant, 20% exercisable on first anniversary, 30% exercisable on second anniversary, 40% exercisable on third anniversary, 50% exercisable on fourth anniversary and 100% exercisable on fifth anniversary.


                                     /s/ Robert J. Simon              5//7/98
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).